UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following press release was issued by Sonim Technologies, Inc. on June 23, 2022:

ISS Recommends FOR All Sonim Proxy Proposals at Special Meeting On June 28

Austin, Texas (June 23, 2022) — Sonim Technologies (Nasdaq: SONM) today announced that proxy advisory firm Institutional Shareholder Services (ISS) has recommended that stockholders entitled to vote at the special meeting of stockholders to be held June 28 vote FOR all proposals.

“We are pleased to have the support of ISS on all four of the matters to be voted at our upcoming special meeting,” said Peter Liu, Chief Executive Officer at Sonim. “We encourage all stockholders to make their voice heard by voting on these matters. We have provided for efficient and effective voting by phone and online, which are the best ways to ensure your vote is recorded prior to the meeting.”

The Sonim special meeting will be held on June 28, 2022 at 9:00 a.m. local time at 1875 South Grant Street, Suite 770, San Mateo, California 94402. Stockholders can vote in advance and do not need to be present at the meeting.

A stockholder of record that has not yet submitted a proxy can still vote by telephone at 1-800-690-6903 or online at www.proxyvote.com prior to 11:59 p.m. Pacific Time on June 27, 2022, the day before the special meeting.

The special meeting ballot includes four proposals, all of which ISS recommends voting FOR. At the special meeting, holders of Sonim common stock will be asked to consider and vote on the following:

•	a Transaction Proposal;

•	a Reverse Stock Split Proposal;

•	a Charter Restriction Proposal; and

•	an Adjournment Proposal.

The complete proxy statement is available online at www.sec.gov and at the Sonim website under About, then Investor Relations, then SEC Filings. Investors can also click on the link https://ir.sonimtech.com/sec-filings/all-sec-filings# to access the proxy.

About Sonim

Sonim Technologies is a leading U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. We currently sell our ruggedized mobility solutions to several of the largest wireless carriers in the United States— including AT&T, T-Mobile, and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers, and Telus Mobility. Our phones and accessories connect workers with voice, data, and workflow applications in two end markets: industrial enterprise and public sector. Our ruggedized phones and accessories are sold through distributors in North America, South America, and Europe. For more information, visit www.sonimtech.com.

Additional Information and Where to Find It

Sonim filed with the SEC a definitive proxy statement on Schedule 14A on May 23, 2022, containing a proxy card, and other relevant documents with respect to its solicitation of proxies for the Sonim special meeting. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY SONIM AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and stockholders may obtain copies of these documents and other documents filed with the SEC by Sonim free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Sonim are also available free of charge by accessing Sonim’s website at www.sonimtech.com.

Participants in the Solicitation

Sonim, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Sonim in connection with matters to be considered at the Sonim special meeting. Information about Sonim’s executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in Sonim’s definitive proxy statement for the Sonim special meeting, which was filed with the SEC on May 23, 2022 and can be accessed by following the instructions above. To the extent holdings of Sonim securities reported in the definitive proxy statement for the Sonim special meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Investor Contact

Darrow Associates

Matt Kreps

mkreps@darrowir.com

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